TERENCE S. MILANEY
CERTIFIED PUBLIC ACCOUNTANT
209 EAS VERDUGO, SUITE 101
BURBANK, CA 91502
(818) 972-2522 & (FAX) 972-2543

To the Board of Directors
U.S. Mortgage
A Wholly Owned Subsidiary of U.S. Holdings
3825 W. Sahara Avenue
Las Vegas, Nevada 89146

Independent Accountant's Report

We have examined management's assertion about U.S. Mortgage's compliance with the minimum servicing standards identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP) as of and for the year ended December 31, 2005. Included in the accompanying management assertion. Management is responsible for U.S. Mortgage compliance with those minimum-servicing standards. Our responsibility is to express an opinion and management's assertion about the entity's compliance based on our company.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about U.S. Mortgage's compliance with the minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination of U.S. Mortgage compliance with minimum servicing standards.

In our opinion, management's assertion that U.S. Mortgage complied with the aforementioned minimum servicing standards as of and for the year ended December 31, 2005 is fairly stated, in all material respect.

/s/Terrence S. Milaney
Terence S. Milaney
Certified Public Accountant

February 22, 2006